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                                Delmarva Capital
                                Investments, Inc.

                                      11.2

                           Certificate of Amendment of
                      Certificate of Incorporation amending
                                   Article 8th
                              Filed August 19, 1987
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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       DELMARVA CAPITAL INVESTMENTS, INC.


                Delmarva Capital Investments, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Corporation") does hereby certify as follows:

            FIRST: The Board of Directors of the Corporation duly adopted the following resolution setting forth an amendment to the Certificate of Incorporation, declared its advisability and directed its consideration by the stockholders:

                RESOLVED, That, the Board of Directors of the company declare it advisable to amend said certificate and articles of incorporation of this company by inserting the following provisions at the beginning of Article EIGHTH:

                    EIGHTH: No director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty by such director; provided, however, that this Article EIGHTH shall not eliminate or limit the liability of a director to the extent provided by law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith of which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

            SECOND: The stockholders of the corporation duly approved the said amendment at the annual meeting properly called and held on May 26, 1987.

            THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.
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                IN WITNESS WHEREOF The said Delmarva Capital Investments, Inc.
has caused its Corporate Seal to be:,hereunto affixed and this Certificate to be made, and executed by its President and Secretary this 10th day of August, 1987.



                                     DELMARVA CAPITAL INVESTMENTS, INC.



                                     By ____________________________________
                                                     President

                                     Attest ________________________________
                                                        Secretary


                                            [Corporate Seal]